UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
____________________
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 1, 2023 (May 24, 2023)
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Exicure, Inc.
(Exact Name of Registrant as Specified in its Charter)
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Delaware	001-39011	81-5333008
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2430 N. Halsted St.
Chicago, IL	60614
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 673-1700
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	XCUR	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

ITEM 5.02    DEPARTURE OF DIRECTORS OF CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

As previously disclosed, Joshua Miller has been appointed to Chief Accounting Officer by the Board of Directors (the “Board”) and in connection with his appointment, Exicure, Inc. (the “Company”) entered into an amended and restated employment agreement. Additionally, Sarah Longoria has resigned as the Chief Human Resources and Compliance Officer, effective as of May 27, 2023.

Miller Employment Agreement
In connection with Mr. Miller’s appointment to Chief Accounting Officer, the Company entered into an amended and restated employment agreement with him, effective as of May 24, 2023. Under the employment agreement, Mr. Miller’s annual base salary is $215,000, subject adjustment as provided in the agreement, and he is eligible to participate in the annual cash bonus program maintained for executive officers of the Company, with a minimum target annual bonus equal to 40% of base salary. If his employment is terminated by the Company without “cause” or by him for “good reason” (as such terms are defined in the employment agreement), then, subject to his delivery of a release of claims and continued compliance with certain restrictive covenants, he would receive a severance payment in the amount of four months’ base salary, payable as a cash lump sum; he would remain eligible to receive a prorated annual cash bonus for the year of termination, subject to actual performance results; and he would receive a COBRA-related payment equivalent to four months of the Company’s contributions to health insurance on his behalf. However, if such termination occurs on or within 12 months following a “change in control” (as defined in the employment agreement), then, instead of the foregoing, subject to his delivery of a release of claims and continued compliance with certain restrictive covenants, Mr. Miller would receive a severance payment in the amount of nine months’ base salary plus his annual target bonus for the year of termination, payable as a cash lump sum; all of his equity awards would vest as of the date of termination (with any performance conditions for open performance periods deemed satisfied at target); and he would receive a COBRA-related payment equivalent to nine months of the Company’s contributions to health insurance on his behalf. The employment agreement further provides that if any payment to be made to Mr. Miller would be subject to “golden parachute” excise taxes imposed as a result Section 280G of the Internal Revenue Code, the payments will be reduced in order to limit or avoid the “golden parachute” excise tax if and to the extent such reduction would produce an expected better after-tax result for him.
In addition, the Company entered into a retention agreement with Mr. Miller, effective as of May 24, 2023. Under the retention agreement, Mr. Miller will receive a one-time cash retention award in the amount of $80,000 if he remains employed by the Company and in good standing through May 5, 2024. Fifty percent (50%) of the award will be paid to Mr. Miller on or about January 1, 2024 and fifty percent (50%) of the award will be paid on or about May 5, 2024, subject to Mr. Miller’s continued employment though the applicable payment dates. If Mr. Miller is terminated for “cause” or resigns voluntarily after the first portion of the reward is paid but before May 5, 2024, Mr. Miller is required to repay the first portion of the reward.
Longoria Separation and Release Agreement

In connection with Ms. Longoria’s separation from the Company, we entered into a separation and release agreement, which terminated Ms. Longoria’s employment agreement with the Company (other than post-termination restrictive covenants). Pursuant to the separation and release agreement, Ms. Longoria is entitled to a lump sum severance payment of approximately $370,000. In addition, as of her separation date, all of Ms. Longoria’s outstanding equity awards will become fully vested. The foregoing severance payments and benefits are provided in exchange for Ms. Longoria’s release of claims against the Company and related parties, and are subject to Ms. Longoria’s compliance with the post-termination restrictive covenants to which she is subject. Pursuant to the separation and release agreement, Ms. Longoria will serve as a consultant to the Company for three months following her resignation for $15,000 per month.
The foregoing descriptions of Ms. Longoria’s separation and release agreement, Mr. Miller’s amended and restated employment agreement and Mr. Miller’s retention agreement do not purport to be complete and are qualified in their entirety by reference to such agreements, which are filed as exhibits hereto and are incorporated into this report by reference.

ITEM 9.01    FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits:

Exhibit No.	Description
10.1	Separation and Release Agreement, dated May 27, 2023, among Exicure, Inc. and Sarah Longoria
10.2	Amended and Restated Employment Agreement, dated May 24, 2023, among Exicure, Inc. and Joshua Miller
10.3	Retention Agreement, dated May 24, 2023, among Exicure, Inc. and Joshua Miller
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 1, 2023	EXICURE, INC.

	By:	/s/ Jung Sang Kim
Jung Sang Kim
Chief Executive Officer, Chief Financial Officer and President

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